As  filed  with  the  Securities  and Exchange Commission on September 25, 2001.

                                               Registration No. _____ -_________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                            HYPERDYNAMICS CORPORATION
               (Exact Name of Issuer As Specified in Its Charter)

             DELAWARE                                    87-0400335
   State or Other Jurisdiction               (I.R.S. Employerof incorporation or
           organization)                              Identification No.)

                 9700 Bissonnet, Suite 1700 Houston, Texas 77036
          (Address of principal executive offices, including zip code)

            Wes Christian, Esq., Legal Defense Fee Compensation Plan
                            (Full title of the plan)

                Kent Watts, President - Hyperdynamics Corporation
                 9700 Bissonnet, Suite 1700 Houston, Texas 77036
                                 (713) 353-9400
 (Name, address and telephone number, including area code, of agent for service)

                         Calculation of Registration Fee
                         -------------------------------

Title Of Each        Proposed        Proposed
Class Of             Maximum          Maximum
Securities            Amount         Offering      Aggregate       Amount Of
To Be                 To Be            Price        Offering     Registration
Registered          Registered     Per Share (*)    Price (*)         Fee
--------------------------------------------------------------------------------
Common Stock,
Par value $.001  1,015,000 shares    $  0.65     $ 659,750.00     $  164.94
--------------------------------------------------------------------------------
* Estimated pursuant to Rule 457(h) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee and based on the average of the high and low bid on our common stock on September 18, 2001.


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                                     PART II

               Information Required In The Registration Statement

Item  3.  Incorporation  of  Documents  by  Reference.

     The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by Hyperdynamics Corporation (the "Company") are incorporated by reference in this registration statement: (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000,
(b) the Company's Quarterly Reports on Form 10-QSB for the quarters ended September 30, 2000, December 31, 2000 and March 31, 2001 c) the Company's Reports on Forms 8-K and Forms 8-K as amended, filed September 4, 2001, August 15, 2001, June 15, 2001, (c) the Company's prospectus pursuant to Rule 424(b) filed November 30, 2000, and, (d) the description of the securities offered hereby is incorporated by reference to the Company's registration statement on Form SB-2 filed October 31, 2000. All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

Item  4.  Description  of  Securities.

     The Company's Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934.

Item  5.  Interests  of  Named  Experts  and  Counsel.

     Axelrod, Smith & Kirshbaum, who has prepared this Registration Statement and the opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement, has represented the Registrant in the past on certain legal matters. Mr. Axelrod's relationship with the Registrant has been as legal counsel, and there are no arrangements or understandings which would in any way cause him to be deemed an affiliate of the Registrant or a person associated with an affiliate of the Registrant. Mr. Axelrod owns 4,000 shares of common stock of Hyperdynamics.

Item  6.  Indemnification  of  Officers  and  Directors.

     We are a Delaware corporation. We indemnify our directors and officers and this reduces the likelihood of shareholder litigation. Delaware General Corporation Law permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to our best interests, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful.


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     Our Bylaws provide that our directors and officers are indemnified by us if that person is a party to a matter by reason of being a director or officer. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by our stockholders on our behalf against a director.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised, that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item  7.  Exemption  from  Registration  Claimed.

     Not  applicable.

Item  8.  Exhibits.

     The  following  is  a  list  of  exhibits filed as part of the Registration
Statement:

Exhibit Number  Description  of  Exhibit
--------------  ------------------------
5.1             Opinion  of  Axelrod,  Smith  &  Kirshbaum

10.1            Wes Christian, Esq., Legal Defense Fee Compensation Plan

23.1            Consent  of  Malone  and  Bailey,  PLLC

23.2            Consent  of  John  B.  Evans  II

23.3            Consent  of  Axelrod,  Smith  &  Kirshbaum

Item  9.  Undertakings.

(a)     The  registrant  will:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.


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(2)     For  the  purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the that remain unsold at the end of the offering.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, that the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly authorized, in Houston, Texas, on September 24, 2001.

                                       Hyperdynamics  Corporation

                                       ---------------------------
                                       By: /s/ Kent Watts
                                           Kent Watts, Director, President and
                                           Chief Accounting Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



------------------------------
/s/  Kent  Watts                Director, President           September 24, 2001
Kent  Watts                     and Chief Accounting Officer

------------------------------
/s/  Robert  Hill               Director                      September 24, 2001
Robert  Hill


------------------------------
/s/  Harry  J.  Briers          Director                      September 24, 2001
Harry  J.  Briers

The following is a list of exhibits filed as part of the Registration Statement:

Exhibit Number  Description  of  Exhibit
--------------  ------------------------
5.1             Opinion  of  Axelrod,  Smith  &  Kirshbaum

10.1            Wes Christian, Esq., Legal Defense Fee Compensation Plan

23.1            Consent  of  Malone  and  Bailey,  PLLC

23.2            Consent  of  John  B.  Evans  II

23.3            Consent  of  Axelrod,  Smith  &  Kirshbaum


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